UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 1, 2022	0-7928
Date of Report (Date of earliest event reported)	Commission File Number

(Exact name of registrant as specified in its charter)

Delaware	11-2139466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

68 South Service Road, Suite 230 Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)

(631) 962-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.10 per share	CMTL	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On November 30, 2022, Comtech Telecommunications Corp. (the "Company") entered into a Second Amended and Restated Credit Agreement among the Company, the lenders party thereto and Citibank N.A., as administrative agent, issuing bank and swingline lender (the “Amended Credit Facility”), amending the First Amended and Restated Credit Agreement, dated as of October 31, 2018 (as amended by that certain First Amendment dated as of December 6, 2018, that certain Second Amendment dated as of January 14, 2021 and that certain Third Amendment dated as of July 30, 2021 (the “Credit Facility”).

The Amended Credit Facility provides a senior secured loan facility of up to $300.0 million consisting of: (i) a revolving loan facility (“Revolving Loan Facility”) with a borrowing limit of $150.0 million, including a $20.0 million letter of credit sublimit and a swingline loan credit sublimit of $15.0 million; (ii) a $50.0 million term loan A (“Term Loan”); and (iii) an accordion feature allowing us to make a request to borrow up to an additional $100.0 million subject to the satisfaction of specified conditions, including approval by our lenders.
The Amended Credit Facility matures on October 31, 2024 (the “Maturity Date”).

The proceeds of the Amended Credit Facility will be used to repay the Credit Facility in full and for working capital and other general corporate purposes of the Company and its subsidiaries, including the issuance of letters of credit and Permitted Acquisitions, as defined.

Borrowings under the Revolving Loan Facility and Term Loan are either: (i) Alternate Base Rate borrowings, which would bear interest from the applicable borrowing date at a rate per annum equal to (x) the highest of (a) the Prime Rate (as defined) in effect on such day, (b) the Federal Funds Effective Rate (as defined) in effect on such day plus 0.50% and (c) the Adjusted Term SOFR (as defined) for a one-month tenor in effect on such day (or, if such day is not a business day, the immediately preceding business day) plus 1.00%, plus (y) the Applicable Rate (as defined), or (ii) SOFR borrowings, which would bear interest from the applicable borrowing date at a rate per annum equal to (x) the Adjusted Term SOFR (as defined) for such interest period plus (y) the Applicable Rate (as defined). Determination of the Applicable Rate is based on a pricing grid that is dependent upon our Leverage Ratio (as defined) as of the end of each fiscal quarter for which consolidated financial statements have been most recently delivered.

The Amended Credit Facility contains customary representations, warranties and affirmative covenants. The Amended Credit Facility also contains customary negative covenants, subject to negotiated exceptions, including but not limited to: (i) liens, (ii) investments, (iii) indebtedness, (iv) significant corporate changes, including mergers and acquisitions, (v) dispositions, (vi) restricted payments, including stockholder dividends, and (vii) certain other restrictive agreements. The Amended Credit Facility also contains certain financial covenants and customary events of default (subject to grace periods, as appropriate), such as payment defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency, the occurrence of a defined change in control and the failure to observe the negative covenants and other covenants related to the operation of our business. In addition, under certain circumstances, we may be required to enter into amendments to the Amended Credit Facility in connection with any further syndication of the Amended Credit Facility.

The obligations under the Amended Credit Facility are guaranteed by certain of our domestic and foreign subsidiaries (the “Guarantors”). As collateral security under the Amended Credit Facility and the guarantees thereof, we and the Guarantors have granted to the administrative agent, for the benefit of the lenders, a lien on, and first priority security interest in, substantially all of our tangible and intangible assets.

Terms used, but not defined, in this Form 8-K have the meanings set forth in the Amended Credit Facility. The foregoing description of the Amended Credit Facility is not complete and is qualified in its entirety by the actual terms of the Amended Credit Facility, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item is included in Item 1.01 of this report and is incorporated herein by reference.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 30, 2022, the Company filed an Amended and Restated Certificate of Designations (the "Amended Certificate") with the Secretary of the State of Delaware. The Amended Certificate modifies the definition of Existing Credit Agreement to reference the Company's Second Amended and Restated Credit Agreement dated as of November 30, 2022. The full text of the Amended Certificate is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Certificate of Designations, dated November 30, 2022.
10.1
Second Amended and Restated Credit Agreement, dated as of November 30, 2022, among Comtech Telecommunications Corp., the lenders party thereto and Citibank N.A., as administrative agent, issuing bank and swingline lender.

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, Comtech Telecommunications Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
COMTECH TELECOMMUNICATIONS CORP.
Dated:    December 1, 2022
By:    /s/ Michael A. Bondi
Name:    Michael A. Bondi
Title:    Chief Financial Officer